                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             BEMIS COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                  [LETTERHEAD]



                               BEMIS COMPANY, INC.


                                                       [LOGO]
                                             222 S. Ninth Street, Suite 2300
                                             Minneapolis, Minnesota 55402
                                             Telephone: (612) 376-3000


                                                                  March 18, 1996


Dear Stockholders:

The Annual Meeting of Bemis Company, Inc. will be held in the Main Ballroom at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota on Thursday, May 2, 1996, at 9:00 a.m. You are cordially invited to attend. Although the meeting itself is usually brief, there will be a report on Bemis results in 1995 and comments on the upcoming year. There is also ample opportunity both before and after the meeting to meet and talk informally with the directors and officers of the Company. We hope you are able to attend. Whether or not you can make the meeting, please take the time to vote your proxy.

On behalf of the Board of Directors and all Bemis employees, thank you for your continued support of, and confidence in, the Bemis Company.

                         Sincerely,



                         /s/ John H. Roe
                             ------------------------
                         John H. Roe, III
                         President and Chief Executive Officer

                               BEMIS COMPANY, INC.

                            NOTICE OF ANNUAL MEETING

                                 OF STOCKHOLDERS

                             TO BE HELD MAY 2, 1996



The Annual Meeting of Stockholders of Bemis Company, Inc. will be held in the Main Ballroom of the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota, on Thursday, May 2, 1996, at 9:00 a.m., Central Daylight Savings Time, for the following purposes:

          1.   To elect three directors for a term of three years.

          2. To vote upon ratification of the appointment of Price Waterhouse LLP as independent auditors of the Company.

          3. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business March 15, 1996 will be entitled to receive notice of and to vote at the meeting.

                         By Order of the Board of Directors



                         /s/ Scott W. Johnson
                             -----------------------
                         Scott W. Johnson, Secretary

March 18, 1996



PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY

                               BEMIS COMPANY, INC.
                       222 SOUTH NINTH STREET, SUITE 2300
                          MINNEAPOLIS, MINNESOTA  55402

                                 PROXY STATEMENT
                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 2, 1996

                SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of Bemis Company, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held on Thursday, May 2, 1996. The shares represented by all properly executed proxies received by the Company prior to the meeting and not revoked will be voted in accordance with the instructions of the stockholder. A proxy may be revoked by the person executing it at any time before it is voted by giving written notice of revocation to the Secretary of the Company.

All costs of soliciting proxies will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for reasonable expenses incurred by them. Proxies may be solicited personally, by mail, by telephone or by telegraph by directors, officers or other regular employees of the Company without remuneration other than regular compensation. The Company has engaged the firm of Morrow & Co., Inc. to assist in the proxy solicitation effort.

The mailing address of the principal executive offices of the Company is 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402. This proxy statement and the form of proxy which is enclosed are being mailed to stockholders commencing on or about March 18, 1996.

          RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Only stockholders of record at the close of business March 15, 1996 will be entitled to vote at the meeting. On March 1, 1996, the Company had outstanding 52,567,339 shares of Common Stock. Each share entitles the stockholder of record to one vote. In connection with the election of directors, stockholders may exercise cumulative voting.

As set forth below, at the meeting stockholders will elect a class consisting of three directors for a three-year term expiring in 1999. As provided by Missouri law and the Company's Bylaws, under cumulative voting each stockholder has the right in the election to cast as many votes as equal the number of voting shares held, multiplied by the number of directors to be elected at the meeting. A stockholder may cast all his or her votes for one nominee in the class or distribute them among as many nominees in the class as he or she chooses. The three nominees having the highest number of votes will be elected as directors to serve a three-year term expiring in 1999.

Unless otherwise specified in the proxy, a proxy solicited by the Board of Directors will be voted for the three nominees set forth herein, or votes will be cumulated for any or all of the nominees, in such manner as the proxies, in their discretion may determine. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to a vote of the stockholders. If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered as voted for the purpose of determining the approval of such matter.

                      OWNERSHIP OF THE COMPANY'S SECURITIES

The only person known to the Company to beneficially own as of March 1, 1996, more than five percent of the outstanding Common Stock of the Company is set forth in the following table. First Trust National Association, the Trustee of the Plan, has shared voting and investment power as to all shares.



                                        NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER    BENEFICIALLY OWNED  PERCENT OF CLASS
------------------------------------    ------------------  ----------------

Bemis Investment Incentive Plan              2,665,913           5.1%
222 South Ninth Street, Suite 2300
Minneapolis, MN  55402


Set forth below is certain information regarding the beneficial ownership of Common Stock of the Company as of March 1, 1996 by each director, each executive officer of the Company named in the Summary Compensation Table on page 6 of this Proxy Statement and all directors and executive officers of the Company as a group.


                                                             NUMBER OF SHARES                              PERCENT OF
BENEFICIAL OWNER                                         BENEFICIALLY OWNED (1)(2)                     OUTSTANDING SHARES
----------------                                         -------------------------                     ------------------

Winslow H. Buxton                                                 6,000                                       *
Howard J. Curler                                                565,117 (3)                                  1.1%
Jeffrey H. Curler                                               622,706 (4)                                  1.2%
Benjamin R. Field                                               202,621                                       *
Robert A. Greenkorn                                              40,000                                       *
Scott W. Johnson                                                140,457                                       *
Loring W. Knoblauch                                               6,000                                       *
Edwin S. McBride                                                187,776                                       *
Nancy Parsons McDonald                                          320,588 (5)                                   *
Robert F. Mlnarik                                               309,018                                       *
Edward N. Perry                                                  28,340                                       *
John H. Roe                                                   1,473,344 (6)                                  2.8%
Winston R. Wallin                                                34,000                                       *
C. Angus Wurtele                                                 10,000                                       *

All directors and executive officers                          4,197,913                                      8.0%
     as a group (16 persons)
______________________________

*Less than one percent (1%)


(1) Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting and investment power with respect to such shares.
(2) Includes all options to purchase shares of the Common Stock of the Company for the persons indicated, as follows: Winslow H. Buxton (5,000 shares); Jeffrey H. Curler (174,363 shares); Benjamin R. Field (81,902 shares); Scott W. Johnson (91,902 shares); Loring W. Knoblauch (5,000 shares); Nancy Parsons McDonald (5,000 shares); Robert F. Mlnarik (174,363 shares); Edward
     N. Perry (5,000 shares); John H. Roe (473,853
     shares); Winston R. Wallin (20,000 shares); C. Angus Wurtele (5,000 shares); and all directors and executive officers as a group (1,144,883 shares). Also includes grants under the 1984 Bemis Stock Award Plan made subject to restrictions which have not as yet lapsed as follows: Jeffrey
     H. Curler (40,000 shares); Benjamin R. Field (10,000 shares); Scott W. Johnson (20,000 shares); Robert F. Mlnarik (40,000 shares); John H. Roe (80,000 shares); and all directors and executive officers as a group (210,000 shares). Also includes Performance Based Restricted Stock Award grants under the 1994 Bemis Stock Incentive Plan which are dependent upon the Company achieving certain sales and earnings per share objectives as follows: Jeffrey H. Curler (7,612 shares), Benjamin R. Field (5,213 shares), Scott W. Johnson (5,213 shares), Robert F. Mlnarik (7,612 shares), John H. Roe (13,700 shares), and all directors and officers as a group (42,743 shares). Also includes shares held by the Trustee of the Bemis Investment Incentive Plan as follows: Howard J. Curler (19,857 shares); Jeffrey H. Curler (10,458 shares); Benjamin R. Field (9,917 shares); Scott
     W. Johnson (1,099 shares); Edwin S. McBride (16,238 shares); Robert F. Mlnarik (5,167 shares); John H. Roe (13,332 shares); and all directors and executive officers as a group (86,131 shares).
(3) Includes 236,384 shares owned by Mr. Curler's wife in which he disclaims any beneficial interest.
(4)  Includes 127,920 shares in a trust of which Mr. Curler is a co-trustee.
(5) Includes 21,600 shares in a trust for Mrs. McDonald's children in which she disclaims any beneficial interest and 164,066 shares in trusts in which she has a beneficial interest.
(6) Includes 320,000 shares in a trust of which Mr. Roe is co-trustee, 80,548 shares owned by Mr. Roe's wife and 80,000 shares in a trust of which Mr. Roe's wife is a co-trustee in which he disclaims any beneficial interest. It does not include 7,092 shares in trusts for Mr. Roe's children in which he disclaims any beneficial interest.

                      INFORMATION WITH RESPECT TO DIRECTORS

Directors are divided into three classes elected on a staggered basis for terms of three years. The Company has nominated three persons to the class of directors to be elected at the meeting. Persons elected will hold office for a three-year term expiring in 1999 and will serve until their successors have been duly elected and qualified.

DIRECTOR NOMINEES FOR TERMS EXPIRING IN 1999

JOHN H. ROE, 56                                              Director Since 1978
Mr. Roe is President and Chief Executive Officer of the Company, a position he has held since 1990. He was President and Chief Operating Officer from 1987 to 1990 and Executive Vice President from 1982 to 1987. He is also a director of First Trust Company, Inc. and the Andersen Window Company. He is Chair of the Executive and Finance Committee.

EDWARD N. PERRY, 50                                          Director Since 1992
Mr. Perry has been engaged in the private practice of law in the Boston, Massachusetts area since 1982. He has been a partner at Perkins, Smith & Cohen since 1990. He is a member of the Audit, Community Relations and Nominating Committees.

LORING W. KNOBLAUCH, 54                                      Director Since 1993
Mr. Knoblauch is President - International of Hubbell Incorporated, which sells electrical products to the construction industry and electric power companies. He has held this position since 1994. From 1992 to 1994, Mr. Knoblauch was Vice President, Business Development International at Honeywell, Inc., a provider of control components, products, systems and services. From 1986 to 1992 he was President of Honeywell Asia Pacific based in Hong Kong. He is Chair of the Audit Committee and a member of the Nominating Committee.

DIRECTORS WHOSE TERMS EXPIRE IN 1997

HOWARD J. CURLER, 70                                         Director Since 1972
Mr. Curler is the retired Chairman of the Company, a position he held from 1987 to 1992. From 1978 to 1990 he was also Chief Executive Officer of the Company. Mr. Curler is the father of Jeffrey H. Curler. He is a member of the Executive and Finance Committee and Chair of the Nominating Committee.

ROBERT A. GREENKORN, 67                                      Director Since 1984
Professor Greenkorn in 1995 became the R. Games Slayter Distinguished Professor of Chemical Engineering at Purdue University and Vice President of the Purdue University Research Foundation. He was previously Vice President for Research and Dean of the Graduate School at Purdue University, positions he held for more than the preceding five years. He is a member of the Audit, Community Relations and Nominating Committees.

ROBERT F. MLNARIK, 55                                        Director Since 1992
Mr. Mlnarik is Executive Vice President of the Company, a position he has held since 1991. Since 1987 he has also serviced as President and Chief Executive Officer of Morgan Adhesive Company, a subsidiary of the Company. He is a member of the Executive and Finance Committee.

WINSLOW H. BUXTON, 56                                        Director Since 1993
Mr. Buxton is Chairman, President and Chief Executive Officer of Pentair, Inc., a diversified manufacturing company which sells general industrial equipment, and specialty products. He has been President and Chief Executive Officer since 1992 and Chairman since 1993. He was Chief Operating Officer from 1990 to 1992 and Vice President - Paper Group from 1989 to 1990. He has been a Director of Pentair since 1990. He is a Chair of the Compensation Committee and a member of the Nominating Committee.

DIRECTORS WHOSE TERMS EXPIRE IN 1998

NANCY PARSONS McDONALD, 57                                   Director Since 1982
Mrs. McDonald is a director of Hillcrest Corporation, a position she has held for more than the last five years. She is Chair of the Community Relations Committee and a member of the Audit and Nominating Committees.

WINSTON R. WALLIN, 70                                        Director Since 1986
Mr. Wallin is Chairman of the Board of Medtronic, Inc., a manufacturer of cardiac pacemakers and other medical devices. He has held that position since 1986. Mr. Wallin served Medtronic as President from 1985 to 1989 and as Chief Executive Officer from 1985 to 1991. He is also a director of SUPERVALU INC. and Cargill, Inc. He is a member of the Compensation, Executive and Finance and Nominating Committees.

JEFFREY H. CURLER, 45                                        Director Since 1992
Mr. Curler is Executive Vice President of the Company, a position he has held since 1991 and Chairman of the Curwood Group, a position he has held since 1995. From 1982 to 1995 he served as President of Curwood, Inc., a subsidiary of the Company. Mr. Curler is the son of Howard J. Curler. He is a member of the Executive and Finance Committee.

C. ANGUS WURTELE, 61                                         Director Since 1994
Mr. Wurtele is Chairman of the Valspar Corporation, a manufacturer of paints and related coatings. He has held that position since 1973. In 1995 he retired as Chief Executive Officer of Valspar, a position he had held since 1973. Mr. Wurtele is also a Director of Donaldson Co., General Mills, Inc. and I.D.S. Mutual Funds Group. He is a member of the Compensation Committee, the Executive and Finance Committee and the Nominating Committee.

COMPENSATION OF DIRECTORS

Prior to April 1, 1995, each Director who was not an officer of the Company was paid an annual fee of $30,000. The chair of the Committees of the Board received $32,500. Effective April 1, 1995, those amounts were raised to $35,000 and $37,500, respectively. Under the Company's Long Term Deferred Compensation Plan, directors may defer all, or a part of, their compensation. During 1995, three directors deferred receipt of all or a part of their compensation. Directors who are not officers of the Company and who have not been officers of the Company receive an option to purchase 5,000 shares of Common Stock of the Company at the time they become directors. Each such option is for ten years and is exercisable at the market price one year from the date of grant. Directors who are officers of the Company receive no compensation for service on the Board of Directors.

None of the Company's directors receives any additional fees or consultancy compensation of any kind for services to the Corporation, nor does any director receive any pension or retirement benefit for services rendered as a director.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held four meetings and passed resolutions by written action signed by all of the directors once during the year ended December 31, 1995. All directors attended at least seventy-five percent of board meetings and meetings of committees on which they served. The Board of Directors has an Executive and Finance Committee, an Audit Committee, a Community Relations Committee, a Compensation Committee and a Nominating Committee.

The Executive and Finance Committee did not meet in 1995. It has such powers as are delegated to it by the full Board and in addition reviews finance matters and makes recommendations thereon to the Board.

The Audit Committee held two meetings in 1995. It reviews the scope and procedures used in auditing the Company's books and reviews the Company's financial statements with management, the internal audit staff and independent auditors. It also recommends the engagement of independent auditors to the Board.

The Community Relations Committee held one meeting in 1995. It oversees the activities of the Bemis Foundation, including the appropriate level of corporate giving to the Foundation and the governance of, and dispositions by, the Foundation, and makes recommendations thereon to the Board.

The Compensation Committee held three meetings in 1995. It approves the compensation of the principal officers and also reviews management's recommendations on officer and key employee compensation, company-wide compensation structure, benefit plans and benefit awards.

The Nominating Committee held two meetings in 1995. It recommends nominees for election to the Board of Directors, reviews the performance of the highest ranking officer and other senior officers and recommends to the full Board a successor should the position of highest ranking officer become vacant. The Nominating Committee will consider names of nominees to the Board submitted by stockholders in writing addressed to the attention of the Nominating Committee at the executive offices of the Company in Minneapolis, Minnesota.

COMPLIANCE WITH REPORTING REQUIREMENTS

As required by Securities and Exchange Commission rules under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and based solely on a review of copies of forms submitted to the Company during and with respect to 1995, the Company makes the following disclosure. Loring W. Knoblauch, a director of the Company, failed to file on a timely basis a report required under Section 16(a) of the Exchange Act with respect to the acquisition of 900 shares of the Company's Common Stock in 1995.

                              EXECUTIVE COMPENSATION

The following table shows and sets forth certain information concerning the compensation paid to the Company's Chief Executive Officer and each of its four other most highly compensated executive officers during the last three years.



                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                                      ANNUAL
                                                   COMPENSATION                      LONG TERM COMPENSATION
                                                 -----------------          ----------------------------------------
                                                                                     AWARDS                PAYOUTS
                                                                            ----------------------------------------
                                                                            RESTRICTED                                   ALL OTHER
NAME AND                                                                       STOCK          STOCK         LTIP         COMPEN-
PRINCIPAL POSITION                  YEAR       SALARY        BONUS(1)        AWARDS(2)       OPTIONS     PAYOUTS(2)      SATION(3)
------------------                  ----       ------        --------        ---------       -------     ----------      ---------

John H. Roe                         1995       $450,000       $540,000          ---            ---           ---           $11,610
Chief Executive Officer             1994        425,000        574,056          ---           52,076         ---             9,956
                                    1993        400,000        187,200          ---            ---           ---             7,500

Robert F. Mlnarik                   1995        300,000        300,000          ---            ---           ---             7,752
Executive Vice President            1994        275,000        309,540          ---           28,391      1,164,000          7,032
                                    1993        250,000         97,500          ---            ---           ---             7,300

Jeffrey H. Curler                   1995        300,000        300,000          ---            ---           ---             5,913
Executive Vice President            1994        275,000        309,540          ---           28,391      1,164,400          4,560
                                    1993        250,000         97,500          ---            ---           ---             4,800

Scott W. Johnson                    1995        230,000        216,000          ---            ---           ---             4,628
Senior Vice President               1994        212,500        216,059          ---           20,791         ---             3,932
                                    1993        195,000         65,400          ---            ---           ---             4,000

Benjamin R. Field                   1995        230,000        216,000          ---            ---           ---             8,602
Senior Vice President               1994        212,500        216,059          ---           20,791        485,000          7,565
                                    1993        195,000         65,400          ---            ---           ---             6,600


______________________________



(1) Includes for the years indicated performance bonuses earned pursuant to the Bemis Executive Incentive Plan. See "Report of the Compensation Committee" herein.
(2) Restricted Stock Award values are calculated by multiplying the number of shares awarded times the closing market price on the date of the award. Grantees receive the stock upon the expiration of the restriction (usually six years). During the restricted period grantees receive payments equal to the dividends which would have been paid if the underlying stock had actually been distributed. No restricted stock awards were made to any of the five named executive officers during the three year period shown. As of December 31, 1995, the five named executive officers held the following number of restricted shares of Common Stock of the Company which at a closing market price on such date of $25.625 per share had the following total market value: John H. Roe 80,000 shares, $2,049,800; Robert F. Mlnarik 40,000 shares, $1,025,000; Jeffrey H. Curler 40,000 shares, $1,025,000; Scott W. Johnson 20,000 shares, $512,500; and Benjamin R. Field

     10,000 shares, $256,250. As of the same date, 144 grantees (including the above five individuals) held 1,078,868 restricted shares with a total market value of $27,440,993.
(3) All other compensation for all named executive officers consists of life insurance premiums paid by the Company and the Company match on the Bemis Investment Incentive Plan, the Company's 401(k) plan, in the following respective amounts for 1995: John H. Roe $8,550 and $3,060; Robert F. Mlnarik $4,752 and $3,000; Jeffrey H. Curler $2,871 and $3,042; Scott W. Johnson $1,568 and $3,060; and Benjamin R. Field $5,602 and $3,000.

                                  STOCK OPTIONS

No stock options were granted during 1995 to the executive officers named in the Summary Compensation Table.

The following table shows the total number of unexercised options and the aggregate dollar value of the in-the-money unexercised options held by the executive officers named in the Summary Compensation Table as of December 31, 1995. No options were exercised during 1995.

                        AGGREGATE YEAR END OPTION VALUES

                                                       NUMBER OF UNEXERCISED                    VALUE OF UNEXERCISED IN-THE
                                                        OPTIONS AT YEAR END                     MONEY OPTIONS AT YEAR END(1)
                                               -------------------------------------      ---------------------------------------
                                                  PRESENTLY          NOT PRESENTLY            PRESENTLY           NOT PRESENTLY
NAME                                             EXERCISABLE          EXERCISABLE            EXERCISABLE           EXERCISABLE
------------------------                         -----------          -----------            -----------           -----------

John H. Roe                                        357,359               34,717                $4,129,965             $67,430
Robert F. Mlnarik                                  109,644               19,287                 1,087,481              37,460
Jeffrey H. Curler                                  109,644               19,287                 1,087,481              37,460
Scott W. Johnson                                    46,929               13,860                   441,175              26,851
Benjamin R. Field                                   36,929               13,860                   244,115              26,851
______________________________

(1) Value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at December 31, 1995 ($25.625 per share) and the exercise price of the options.

                   REPORT OF THE BOARD COMPENSATION COMMITTEE

The Compensation Committee (the "Committee") of the Board of Directors is composed entirely of non-employee directors. The Committee is responsible for establishing compensation policies and setting the total compensation for all executive officers of the Company, including the five most highly compensated executives named in the accompanying tables.

The following report describes the Company's executive compensation philosophy and programs and discusses the factors considered by the Committee in determining the compensation of the Company's Chief Executive Officer and other executive officers for 1995.

PHILOSOPHY

The Company seeks to attract, retain and motivate a top quality, experienced, performance-oriented senior management team. The executive compensation program is designed to help in meeting this important objective.

The guiding principles of the Company's executive compensation program are:

     - Create a strong and direct link between executive compensation and the Company's financial and stock performance.

     - Provide a fair and competitive base salary, with a bonus opportunity tied to the Company's annual financial performance. Annual bonus awards will vary significantly in relation to changes in financial performance and will compensate executive officers, as a group, with premium pay for superior financial results, and below average pay for below average financial results. Bonus awards, at target levels of performance, are competitive.

     - Create a significant and meaningful long term incentive tied to the Company's long term growth, financial success, and return to shareholders. Incentives will vest over a sufficiently long period of time to retain management and encourage long term shareholder appreciation.

PROGRAM COMPONENTS

During 1994 and 1995, the Committee utilized the services of the firm of Towers Perrin as consultants on executive compensation to conduct a comprehensive review of the Company's executive compensation philosophy and programs. As part of their review, Towers Perrin presented information on executive base salaries, bonus and long term compensation programs of Fortune 500 manufacturing companies which Towers Perrin and the Committee deemed to be comparable to the Company. Factors which the Committee believed to be determinative in selecting comparison companies include size, type of business and geographic location. The Committee felt that this group of comparison companies was preferable to the peer index companies used in the total return performance graph in the Proxy Statement because the peer index companies had such a large range in sales volume ($300,000,000 to $6,500,000,000 in 1994) that an executive compensation comparison using those companies would be inappropriate. On the basis of this analysis, the Committee determined that some adjustments in both salary and long term compensation were desirable. Accordingly, certain adjustments were made in 1995 as described below.

The target total cash compensation (salary plus bonus) for executive officers, including the Chief Executive Officer, was left at the fiftieth percentile of equivalent positions for the comparison companies. The annual bonus opportunity for the Chief Executive Officer at the required level of performance was left at sixty percent of salary. For 1995, the required level of performance was set at an eight percent improvement in earnings per share over 1994. The Committee felt this bonus opportunity was competitive. For other executive officers, the bonus opportunity at target performance was left at ranges from forty to fifty percent of salary. Superior performance results in premium bonus awards, and substandard performance results in bonus and total cash compensation below target. The Committee believes this approach appropriately aligns executive officer motivation with the interests of shareholders. The total cash compensation in 1995 for all executive officers was consistent with this philosophy.

The Committee's study of comparative companies in 1995 reinforced the Committee's commitment to provide incentives for management to seek long term growth for the Company. Accordingly, the Committee determined that existing compensation ratio for the Chief Executive Officer of base salary constituting 30% of total compensation, annual bonus constituting 20% and long term compensation constituting 50% was excessively weighted to long term compensation and required adjustment. Accordingly, the Committee increased the Chief Executive Officer's base salary and reduced targeted long term compensation as a percentage of base salary from 167% to 100%. Similar adjustments were made for the other executive officers.

In 1995, the Committee also reconsidered its previous decision not to utilize restricted stock grants for executive officers. The Committee concluded that a combination of stock options and performance based restricted stock awards afforded a better balanced long term opportunity for the executive officers, including the Chief Executive Officer, than stock options alone. Accordingly, beginning in 1996 the Committee plans to utilize both stock options and performance based restricted stock awards. Because the Committee during 1995 was reconsidering its policies regarding long term compensation, no stock options or restricted stock awards were granted in 1995.

The Committee has previously determined that the potential impact of the Omnibus Budget Reconciliation Act of 1993 (OBRA), particularly the $1,000,000 cap on deductibility of executive compensation, was minimal. The Company's cash compensation program (base salary and bonus) is set at levels such that only Mr. Roe is likely to reach or exceed the limit and then only in exceptional years. Mr. Roe has consented to defer a portion of his compensation under the Company's Long Term Deferred Compensation Plan if necessary in order to avoid exceeding the OBRA limit. All long term incentive compensation granted prior to enactment of OBRA is not subject to the limitation on corporate deductibility and because shareholders approved the Company's 1994 Stock Incentive Plan all granted options and performance based restricted stock awards under that plan are also exempt. Accordingly, the Committee in 1995 remained of the opinion that it is not necessary at this time to modify any of the Company's compensation programs because of OBRA.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Roe's base salary was increased by $75,000 effective January 1, 1996 to $525,000 for the reasons set out above. He last received a salary increase of $50,000 effective July 1, 1994. Mr. Roe received a bonus of $540,000 in February 1996. This amount was consistent with the bonus formula set by the Committee at the beginning of the year and was a direct result of the Company improving its earnings per share by 16.4% over 1994. The Committee feels that the bonus compensation to Mr. Roe and the other executive officers was appropriate considering the Company's performance in 1995.

          THE COMPENSATION COMMITTEE
          Winslow H. Buxton, Chair
          Winston R. Wallin
          C. Angus Wurtele

                              BEMIS RETIREMENT PLAN

The Bemis Retirement Plan (the "Plan") is a noncontributory defined benefit plan with a social security offset which provides benefits determined primarily by final average salary and years of service. The following table shows estimated annual retirement benefits under the Plan which would be payable at age sixty-five as a straight life annuity. If an employee's benefits are reduced pursuant to Internal Revenue Code limitations, the Bemis Company, Inc. Supplemental Retirement Plan provides that the Company will make a direct payment to that individual in a lump sum amount equal to the amount of the reduction. The benefits shown in the table below include these additional payments and do not reflect the statutory limitations.

                               PENSION PLAN TABLE

                          YEARS OF CREDITED SERVICE AT NORMAL RETIREMENT DATE
                          ---------------------------------------------------
         FINAL AVERAGE                                                  30 AND
            SALARY           15             20             25            ABOVE
        ---------------  -----------    -----------    -----------    ----------

             200,000         46,000         62,000         77,000         96,000
             300,000         71,000         95,000        119,000        143,000
             400,000         96,000        128,000        160,000        193,000
             500,000        121,000        162,000        202,000        243,000
             600,000        146,000        195,000        244,000        293,000
             700,000        171,000        228,000        285,000        343,000
             800,000        196,000        262,000        327,000        393,000
             900,000        221,000        295,000        369,000        443,000
           1,000,000        246,000        328,000        410,000        493,000
           1,100,000        271,000        362,000        452,000        543,000
           1,200,000        296,000        395,000        494,000        593,000

Compensation covered by the plan for purposes of calculating final average salary includes salary and bonus amounts stated on the Summary Compensation Table. The estimated credited years of service for each of the named executive officers are as follows: John H. Roe 32 years; Robert F. Mlnarik 19 years; Jeffrey H. Curler 21 years; Scott W. Johnson 16 years; and Benjamin R. Field 32 years.

                                PERFORMANCE GRAPH

The following graph shows the cumulative total return to holders of the Common Stock of the Company for the last five years. The graph also shows the cumulative total return of the Standard & Poor's 500 Stock Index and an index of a group of peer companies against whom the Company competes and against whose performance the Company is often compared by financial analysts. The total return to stockholders of those companies comprising the peer group are weighted according to their stock market capitalization. The companies in the peer group are: Avery Dennison Corporation; Ball Corporation; Crown Cork & Seal Company, Inc.; James River Corporation; Sealed Air Corporation; Sealright Co., Inc.; Sonoco Products Company; Stone Container Corporation; and Union Camp Corporation. The graph assumes the investment of $100 in each group on January 1, 1991 and the reinvestment of all dividends when and as paid.

     BEMIS COMPANY, INC. RELATIVE MARKET PERFORMANCE TOTAL RETURN 1990 -1995

     VALUE OF INVESTMENT ($)

[GRAPH]


                    12-31     12-31     12-31     12-31     12-31     12-31
                     1990      1991      1992      1993      1994      1995
                    -----     -----     -----     -----     -----     -----
Bemis Company         100       142       177       170       177       193
S&P 500               100       130       140       155       157       215
Peer Group            100       132       141       141       151       174

     CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

During 1995, the Company's subsidiaries, Curwood, Inc. and Milprint, Inc., purchased, at market competitive prices, approximately $3,350,000 of cores, pallets and miscellaneous packaging supplies from Centracor, Inc. Centracor also acts as a distributor for Curwood and in 1995 purchased $112,000 of product from Curwood. Centracor is owned by Michael Curler, son of Howard J. Curler and brother of Jeffrey H. Curler.

During 1995, the Company's subsidiaries, Curwood, Inc. and Mankato Corporation, purchased, at market competitive prices, approximately $6,268,000 of rigid film, miscellaneous packaging supplies and laminator and rewinder time from Rexam Extrusions (formerly Pacur, Inc.), a subsidiary of Bowater P.L.C. Ron Johnson, son-in-law of Howard J. Curler and brother-in-law of Jeffrey H. Curler, is President of Rexam Extrusions.

During 1995, the Company's Packaging Machinery and Distributor Products Divisions purchased, at market competitive prices, approximately $107,000 of parts or assemblies from Quality Tool, Inc. which is owned by Bill Roe, brother of John H. Roe.

At the request of the Audit Committee, consisting entirely of outside directors, Price Waterhouse LLP conducted a review of the above transactions. Based on Price Waterhouse LLP's report, the Audit Committee determined that these transactions were at least as fair to the Company as if they had been consummated with non-related parties.

                             APPOINTMENT OF AUDITORS

A further purpose of the meeting is to vote upon the ratification of the appointment of independent auditors for the year ending December 31, 1996.
While neither Missouri law, the Company's Articles of Incorporation nor the Company's Bylaws require submission to the stockholders of the question of appointment of auditors, it has been the policy of the Company's Board of Directors since 1968 to submit the matter for stockholder consideration in recognition that the basic responsibility of the auditors is to the stockholders and the investing public. Therefore, the Audit Committee of the Board of Directors recommends stockholder ratification of the appointment of Price Waterhouse LLP, which has served as independent public auditor for the Company for more than sixty years. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Audit Committee. A representative of Price Waterhouse LLP will be present at the meeting, with the opportunity to make a statement and to respond to questions.

Proxies solicited by the Board of Directors will be voted for ratification of the appointment of Price Waterhouse LLP unless stockholders specify otherwise in their proxies.

                             STOCKHOLDER SUBMISSIONS

All stockholder proposals to be presented at the next annual meeting of the stockholders to be held in 1997 and to be included in the proxy statement and form of proxy relating thereto must be received by the Company not later than December 1, 1996.

The Board of Directors is not aware of any other matters to be presented to the meeting. However, if any matter other than those referred to above should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.


                              By Order of the Board of Directors


                              /s/ Scott W. Johnson
                                  ---------------------------
                              Scott W. Johnson, Secretary

BEMIS COMPANY, INC.                                          THIS PROXY IS SOLICITED ON
222 SOUTH 9TH STREET, SUITE 2300                             BEHALF OF THE BOARD OF DIRECTORS
MINNEAPOLIS, MN 55402                     PROXY              The  undersigned hereby appoints Benjamin R. Field and Scott W. Johnson
---------------------------                                  as Proxies, each with  the power to appoint  his substitute and  hereby authorizes  them to represent  and to vote, and  in their discretion to cumulate votes for any or all of the nominees for election as directors
                                                             (other than for any nominees as to whom authority to vote is withheld), as designated below,  all the shares  of stock of  Bemis Company,  Inc.
                                                             held  of record  by the  undersigned on March  15, 1996,  at the Annual
                                                             Meeting of Stockholders to be held on May 2, 1996.

1.  To elect three directors   / /  FOR all nominees listed below             / /  WITHHOLD AUTHORITY
   for a term of three years.      (EXCEPT AS MARKED TO THE CONTRARY BELOW)       to vote for all nominees listed
                                                                                  below

               John H. Roe, Edward N. Perry, Loring W. Knoblauch

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2. To vote upon ratification of the appointment of Price Waterhouse LLP as independent auditors of the Company.

           / / FOR                / / AGAINST              / / ABSTAIN

                          (continued on reverse side)

3.  To transact such other business as may properly come before the meeting.

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    Only stockholders of record at the close of business on March 15, 1996 will be entitled to receive notice of and to vote at the meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES.

                                   Please sign exactly as name appears on the Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign corporate name in full by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   DATED:      --------------------------------,
                                   1996

                                   ---------------------------------------------
                                   Signature

                                   ---------------------------------------------
                                   Signature if held jointly

                                   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.